EXHIBIT 10.35

TABLE OF ARTICLES

1.           Definitions
2.           Wenning
3.           Sionix
4.           Time
5.           Payments
6.           Protection of Persons and Property
7.           Insurance
8.           Changes in the Work
9.           Correction of Work
10.           Dispute Resolution
11.           Miscellaneous Provisions
12.           Termination of the Agreement
13.           Basis of Compensation
14.           Other Conditions and Services
15.           General Provisions

Exhibits/Schedules/Drawings

Exhibit	Description	Contract Article
A	Pricing Schedule	Recitals (A) Paragraph 5.1 Paragraph 13.1
B	Letter of Intent	Recitals (C)
C	Water Quality Guidelines	Paragraph 1.1.2 Paragraph 4.4
D	Exceptions to Water Quality Guidelines	Paragraph 1.1.2 Paragraph 4.4
E	Permits and Licenses	Paragraph 2.10
F	Mutual Confidentiality and Non-Disclosure Agreement	Paragraph 2.10
G	Key Personnel	Paragraph 3.1.4
H	Sionix Warranty Statement	Paragraph 3.2.5

Schedule	Description	Contract Article
1	Construction Schedule	Paragraph 14.1

Drawing	Description	Contract Article
1	System Configuration	Recitals (A)

THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into and is effective as of August 6, 2010, by and between Wenning Poultry, Inc., an Ohio corporation (“WENNING"), with a location at 1500 Union City Road, Ft. Recovery, OH 45846 and SIONIX CORPORATION, a Nevada corporation ("SIONIX"), with a location at 2801 Ocean Park Blvd., Suite 339, Santa Monica, CA 90405.

RECITALS

A.         WENNING desires to purchase a Mobile Water Treatment System (the "SIONIX MWTS") to be located on the Wenning Farm (the "Site") near Ft. Recovery, Ohio. This Agreement provides for specific terms and conditions pursuant to which SIONIX shall design, configure, fabricate, assemble and install, start-up, and commission the SIONIX MWTS on the Wenning Farm.  The configuration of the SIONIX MWTS is defined in the Purchase/Pricing Proposal of June 13, 2010 and the System Configuration Drawing, attached hereto and incorporated herein by reference as Exhibit "A" and Drawing "1."

B.         The installation of the SIONIX MWTS on the designated Site will be referred to as the "MWTS Project."

C.         This Agreement hereby incorporates the prior non-binding Letter of Intent (the “LOI”) between the Parties relating to the SIONIX MWTS, dated May 14, 2010, attached hereto and incorporated herein as Exhibit "B." In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the LOI, the provisions of this Agreement shall control.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS
1.1.  BASIC DEFINITIONS

1.1.1. THE CONTRACT DOCUMENTS. The Contract Documents consist of this Agreement, the Exhibits, Schedules and Drawings attached hereto, and any Modifications issued after execution of this Agreement. A Modification is a Change Order or a written amendment to this Agreement signed by both parties as more fully described in Article 8 hereunder.

1.1.2. THE SIONIX MWTS: THE WORK. The term "Work" with respect to the SIONIX MWTS means the design, configuration, component selection, manufacture, assembly of the SIONIX MWTS and the subsequent installation, start-up, commissioning, training and other services as may be required thereafter on the WENNING Site by SIONIX to fulfill the SIONIX obligations as provided in this Agreement. SIONIX shall perform the Work and turn the SIONIX MWTS over to WENNING in a manner that is: (i) sufficient and adequate in all respects necessary to successfully accomplish Substantial Completion; (ii) in conformance with FAO Agricultural Drainage Water Management in Arid and Semi Arid Areas, Annex 2, Water Quality Guidelines for Livestock and Poultry Production for Parameters of Concern in Agricultural Drainage Water, attached hereto and incorporated herein by reference as Exhibit "C," except as noted in Exhibit "D," attached hereto and incorporated herein by reference; and (iv) approved as to form, use and content by public and private entities authorized to administer or enforce any building or construction code or standard whose approval of the MWTS Project is necessary for the construction or operation of the SIONIX MWTS all in accordance with all applicable laws (subject to Section 8.5 hereof).  As of the date of this Agreement no such code or standard has been determined applicable to the installation and operation of the SIONIX MWTS on the WENNING Site.

1.2. EXECUTION, CORRELATION AND INTENT

1.2.1 CONTRACT DOCUMENTS COMPLETE. It is the intent of WENNING and SIONIX that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all.  Performance by SIONIX shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.2 NO VIOLATION OF LAW. If SIONIX believes or is advised by another professional retained to provide services on the MWTS Project that implementation of any instruction received from WENNING would cause a violation of any applicable law, SIONIX shall notify WENNING in writing.  SIONIX shall not be obligated to perform any act which it believes will violate any applicable law.

1.2.3 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement shall create a contractual relationship between WENNING and any person or entity other than SIONIX, except that WENNING shall be the intended beneficiary of any subcontracts between SIONIX and other parties for the Work, and of all subcontracts made by such other parties.

1.3. OWNERSHIP AND USE OF DOCUMENTS

1.3.1 OWNERSHIP. Drawings, specifications, and other documents and electronic data furnished by SIONIX are instruments of service. Manufacturing and assembly drawings of the SIONIX MWTS are specifically excluded from those referenced herein and will not be furnished to WENNING.  Subject to this Agreement, SIONIX shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Individual component specifications, and other supporting documents and electronic data (if any) are furnished for use solely with respect to this Agreement to facilitate installation of the SIONIX MWTS. WENNING shall be permitted to retain copies, including reproducible copies, of such specifications, and other supporting documents and electronic data (if any) furnished by SIONIX for information, reference and future use in connection with the MWTS Project, except as provided in Sections 1.3.2 and 1.3.3 hereof, and is hereby granted a perpetual, non-exclusive royalty-free license for such use.

1.3.2 USE OF DRAWINGS. Component specifications, and other supporting documents and electronic data (if any) furnished by SIONIX shall not be used by WENNING or others on other water treatment projects competitive with the SIONIX MWTS, for additions to this MWTS Project or for completion of this MWTS Project by others, except by agreement in writing and with appropriate compensation to SIONIX.

1.3.4 ACCESS TO DOCUMENTS. Submission or distribution of the Contract Documents to meet official regulatory requirements or for similar purposes in connection with the MWTS Project is not to be construed as publication in derogation of the rights reserved in Section 1.3.1 hereof. WENNING shall have the right to full and complete access to review and study all of the soils reports, environmental reports and all other documents generated or received by SIONIX or any of its subcontractors in connection with the Work, including drafts and work in process, without any representation or warranty by SIONIX, following written notice during business hours.

1.3.5 ROYALTY FREE LICENSE. SIONIX shall incorporate provisions in all its subcontracts with engineers and other design professionals and consultants granting WENNING the rights including, without limitation, a perpetual non-exclusive, royalty free license to use their work product as provided in this Section 1.3. and requiring their respective sub-contractors and sub-consultants to grant WENNING such rights and licenses to WENNING related to the SIONIX MWTS.

ARTICLE 2 - WENNING

2.1 WENNING'S REPRESENTATIVE. WENNING shall designate a representative authorized to act on WENNING's behalf with respect to the MWTS Project (the "WENNING Representative"). WENNING or the WENNING Representative shall examine documents submitted by SIONIX and shall render decisions in a timely manner (not to exceed two (2) business days after receipt of a written request for decision unless otherwise approved by SIONIX in writing) and in accordance with the schedule accepted by WENNING. WENNING may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to, or employed by WENNING. Such independent review shall be undertaken at WENNING's expense in a timely manner (not to exceed two (2) business days after receipt of written request for decision) and shall not delay the orderly progress of the Work. WENNING shall use its commercially reasonable best efforts to require any consultant engaged by WENNING to execute the SIONIX Confidentiality and Nondisclosure Agreement.

2.2 REPORTS. Subject to Section 2.3 hereof, WENNING may be requested to furnish services of land surveyors, geotechnical engineers and other consultants for subsoil, air and water conditions, if such services are necessary for SIONIX to properly carry out the Work required by this Agreement and SIONIX shall be entitled to rely on any reports or analysis delivered with respect to such services; provided, however, that if the event SIONIX knows or learns of any discrepancy between the actual conditions of the Site and any such report or analysis and has confirmed the existence of such discrepancy, SIONIX shall promptly notify WENNING in writing describing such discrepancy and if possible, shall include in such written notice a proposal to remedy such discrepancy.

2.3 REVIEW OF REPORTS. SIONIX shall review all recommendations and reports furnished by such consultants and promptly (not to exceed five (5) business days after receipt of written request therefore) advise WENNING in writing of any questions or concerns SIONIX has regarding such recommendations.

2.4 PRIOR INFORMATION. WENNING shall disclose, to the extent known, the results and reports of prior tests, inspections or investigations conducted for the MWTS Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. WENNING shall disclose all information known to WENNING regarding the presence of pollutants on the MWTS Project Site that are not related to the Work.

2.5 RELIANCE ON REPORTS. Those services, information, surveys and reports required by Sections 2.3 through 2.4 which are within WENNING's control shall be furnished at WENNING's expense and subject to the terms hereof, SIONIX shall be entitled to rely upon the accuracy and completeness thereof.

2.6 ADDITIONAL INSURANCE. If WENNING requires SIONIX to maintain any special insurance coverage, policy, amendment, or rider, WENNING shall pay the additional cost thereof, except as otherwise stipulated in this Agreement.

2.7 NOTICE OF DEFECT. If WENNING observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Contract Documents, WENNING shall give prompt written notice thereof to SIONIX.

2.8 FINANCIAL CAPABILITY. WENNING shall, at the request of SIONIX, prior to the Commencement Date (as defined herein), furnish to SIONIX reasonable evidence that WENNING has made financial arrangements satisfactory to SIONIX in connection with the MWTS Project.

2.9 SIONIX ACKNOWLEDGMENT. WENNING shall communicate with persons or entities employed or retained by SIONIX only through SIONIX, unless otherwise directed by SIONIX. SIONIX acknowledges that WENNING shall rely on SIONIX for the proper design, configuration, manufacture, installation and completion of the Work, and that WENNING has the right to rely on SIONIX. Subject to its right to rely on the accuracy of information provided by WENNING, SIONIX shall be solely responsible for the proper scheduling of the Work, and WENNING's approval of a schedule or other submittal provided by SIONIX shall not be deemed to operate as a waiver or bar to any rights or claims WENNING may thereafter have against SIONIX in the event WENNING subsequently discovers a deficiency in such approved schedule or other submittal.

2.10 OBLIGATIONS OF WENNING. WENNING agrees to do the following with respect to the SIONIX MWTS:  (i) take such action as reasonably requested by SIONIX (at no cost to WENNING except as otherwise provided herein) to assist SIONIX in obtaining the applicable Permits and Licenses, including those set forth on Exhibit "E," attached hereto and incorporated herein by reference ("Permits"); (ii) pay for the Work in accordance with the terms herein; iii) timely respond to requests for information as reasonably requested by SIONIX; iv) designate the location of the improvements and provide access to the SIONIX MWTS Site (the "Site") in a condition which is suitable for the construction of the SIONIX MWTS; and (v) maintain the confidentiality of proprietary SIONIX information in accordance with and as set forth in the Mutual Confidentiality and Non-Disclosure Agreement, attached hereto and incorporated herein as Exhibit "F,"  to be executed between the parties to this Agreement simultaneous with the execution of this Agreement.

ARTICLE 3 - SIONIX

3.1 SERVICES AND RESPONSIBILITIES

3.1.1 PROFESSIONALS. Services related to the design, system configuration, component selection and specification, manufacture and assembly of the SIONIX MWTS required by this Agreement shall be performed by qualified engineers and other design professionals either on the staff of SIONIX or employed as subcontract engineers by SIONIX. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of WENNING and SIONIX.

3.1.2 RESPONSIBILITY OF SIONIX. SIONIX shall be responsible to WENNING for acts and omissions of the SIONIX employees. Subcontractors and their agents and employees, and other persons performing any portion of the SIONIX obligations under this Agreement.

3.1.3                 PERMITS, FACILITATING, INTERFACING AND COORDINATING WITH WENNING.

(a) Permits. Notwithstanding anything to the contrary contained herein, including paragraph 1.1.2 above, SIONIX shall diligently utilize its commercially reasonable best efforts to obtain all applicable permits, licenses and approvals required by all governmental agencies for the lawful construction and operation of the SIONIX MWTS, including but not limited to those Permits listed on Exhibit "E"; provided, however, that the failure of SIONIX to obtain any permit will not be a default under the Agreement unless such failure is due to SIONIX' failure to comply with the terms of this Agreement.

(b) Interfacing and Coordination With WENNING. SIONIX will be responsible for interfacing and coordinating with WENNING and other consultants employed by WENNING (the "WENNING Consultants") so that all will have sufficient information, lead-time, reminders and guidance from SIONIX to facilitate the timely progress of the Work. SIONIX will provide WENNING with adequate advance written notice of each matter that will require any decision by WENNING. The notices will inform WENNING and the WENNING Consultants of a reasonable milestone date by when a decision must be made to prevent delays and will be accompanied by with the most accurate data possible relative to the cost and schedule impact of the decision item. Where the decision may involve an increase in the Contract Sum (as defined herein) or in the Contract Time (as defined herein), the SIONIX notice will specify the anticipated cost and schedule impact sufficiently to permit an informed and reasoned judgment. If the parties disagree as to the time impact, but agree to all other terms of the change, the change order shall provide that the change is without prejudice to the right of either party to seek resolution of the disagreement pursuant to ARTICLE 10 hereof.

3.1.4 KEY PERSONNEL. SIONIX has designated, and WENNING has approved, the following members of the SIONIX management team for the MWTS Project (collectively, "Key Personnel") as listed on Exhibit "G," attached hereto and incorporated herein by reference, and they shall be assigned to spend as much time as is necessary to perform such duties. SIONIX hereby advises WENNING that installation, start-up, commissioning, and training on the SIONIX MTWS is contractually delegated to Perc Water Corporation ("PERC") and that Key Personnel from PERC have yet to be designated.  As soon as practical after the execution of this Agreement, SIONIX shall advise WENNING the names and positions of PERC personnel assigned to the MWTS Project subject to WENNING approval, such approval shall not be unreasonably withheld, and shall revise Exhibit "G" accordingly. SIONIX will not cause, suffer or permit the re-assignment, removal or replacement by it, or by PERC, of any of the Key Personnel identified above without WENNING's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. WENNING's approval of replacement personnel may be conditioned upon WENNING's satisfaction that the designated replacement is at least as well qualified by training, education and experience as the person to be replaced.  SIONIX shall promptly remove and replace any of its employees with persons reasonably acceptable to WENNING upon written request of WENNING, if such individual is disorderly or if in WENNING's reasonable opinion, such individual is otherwise incapable of fulfilling its responsibilities. During the performance of installation, from the initial mobilization and thereafter, SIONIX shall maintain continuously at the Site adequate management, supervisory, administrative, security, engineering and technical personnel to ensure expeditious and competent handling of all matters related to the Work.

3.2 BASIC SERVICES

3.2.1 BASIC SERVICES. The SIONIX Basic Services shall include those described in ARTICLE 14 and Section 3.2.1 hereof.  SIONIX Basic Services for the Work shall include the following distinct elements:

3.2.1.1. SIONIX Design Services. Subject to Section 8.5 hereof, this element of the Work includes all design, configuration, and component specification for the SIONIX MWTS utilizing that degree of care and skill ordinarily exercised by members of the same profession currently practicing under similar circumstances and in accordance with the Contract Documents.

3.2.1.2. SIONIX Manufacturing, Fabrication and Assembly Services. Subject to Section 8.5 hereof, this element of the Work includes all manufacturing, fabricating and assembly services, necessary for the timely and proper manufacture and assembly of the SIONIX MWTS in accordance with all applicable Contract Documents, permits, applicable laws, and this Agreement up until the SIONIX MWTS has been delivered to a common carrier for delivery to the installation Site.

3.2.1.3. SIONIX Installation Services. Subject to Section 8.5 hereof, this element of the Work includes installation, startup, commissioning and training services of the SIONIX MWTS on Site. Commencement of Installation shall occur as defined in Section 4.2 herein or as otherwise complies with a startup plan approved by the WENNING's. The parties acknowledge the Commencement of Installation may vary based on availability of influent flow.  During the SIONIX MWTS startup period, SIONIX shall furnish an Operating and Maintenance Manual in form and substance reasonably consistent with industry standards. Installation Services during construction shall include the preparation of necessary clarifications and revisions to the Contract Documents by designated Key Personnel; review of specifications; responding to requests for information; collecting, reviewing and forwarding to WENNING all guarantees, warranties and operating manuals to be submitted by SIONIX or its subcontractors or vendors under this Agreement or specifications for the SIONIX MWTS; signing certificates of Substantial Completion and Final Completion and otherwise facilitating the timely performance of the Installation Services.

3.2.2 PAYMENT OF COSTS AND EXPENSES. Unless otherwise provided in the Contract Documents, WENNING shall provide or cause to be provided and shall pay for water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Installation Services, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.2.3 METHOD OF PERFORMANCE. SIONIX shall be responsible for all installation means, methods, techniques, sequences and procedures, and for coordinating all portions of the Installation Services under this Agreement.

3.2.4 UPDATES TO WENNING. SIONIX shall keep WENNING informed of the progress and quality of the Work.

3.2.5  PRODUCT WARRANTY. The SIONIX warranty governing this Agreement is attached hereto and incorporated herein as Exhibit "H."

3.2.6 TRANSACTION PRIVILEGE TAXES: SPECULATIVE BUILDER TAXES. WENNING shall pay all prime contractor transaction privilege sales, consumer, use and similar taxes provided in this Section. WENNING shall indemnify, defend and hold harmless SIONIX and its officers, directors, employees, agents, representatives, affiliates and agents (individually, a "SIONIX Indemnified Party" collectively the "SIONIX Indemnified Parties") for, from and against any and all third party claims, demands, causes of action, liabilities, damages (excluding consequential and punitive damages to the extent imposed on SIONIX), judgments, penalties, settlements and all other losses arising from WENNING's failure to timely and fully pay the Privilege Taxes and all attorneys' fees, consultants' fees, court costs (whether or not taxable by statute), and expenses incurred by each SIONIX Indemnified Party.

3.2.7 COMPLIANCE WITH LAWS. SIONIX shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the MWTS Project. Subject to Section 8.5 hereof, SIONIX shall comply with all federal, state, county, town and local statutes, rules, regulations, ordinances, executive orders and other legislative or executive requirements, applicable to the Work and all applicable laws with respect to the SIONIX MWTS, including, but not limited to those pertaining to building permits, occupational health, safely, building codes, construction standards, and licensure applicable to the Installation Services necessary for the installation of the SIONIX MWTS.  Specifically excluded are those liquid or solid wastes and/or hazardous wastes, generated by the normal operation of the SIONIX MWTS, which are the sole and exclusive responsibility of WENNING. SIONIX shall incorporate this provision in all subcontracts and hereby assumes responsibility for the compliance of its subcontractors with said laws. Nothing in this Section 3.2.7 shall be deemed to limit the SIONIX right to give notice and to submit claims for concealed conditions as provided in Section 8.5 hereof.

3.2.8 CLEAN SITE. SIONIX shall keep the Site and surrounding area free from accumulation of waste materials or rubbish caused by the Installation Services under this Agreement. At the completion of the Installation Services, SIONIX shall remove from the Site waste materials, rubbish, SIONIX tools, construction equipment, machinery, and surplus materials.

3.3 ADDITIONAL SERVICES. The services described in this Section 3.3 shall be compensated only if the proposed Additional Services and the SIONIX compensation therefore are authorized in writing by WENNING before the services are provided. Additional Services include:  (i) making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revisions of applicable laws after the date of execution of this Agreement; (ii) providing consultation concerning replacement of the Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work; (iii) providing services in connection with a public hearing, (except for appearance at hearings held in connection with permit applications) arbitration proceeding or legal proceeding, except where SIONIX is a party thereto; (iv) providing coordination of construction performed by WENNING's own forces or separate contractors employed by WENNING and coordination of services required in connection with construction performed and equipment supplied by WENNING; and (v) providing services for exercising of the SIONIX MWTS in the event there is insufficient wastewater influent for the Commencement of Startup.

ARTICLE 4 - TIME

4.1 TIMELY PERFORMANCE. Unless otherwise indicated, WENNING and SIONIX shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the MWTS Project.

4.2 COMMENCEMENT OF INSTALLATION. Time limits stated in the Contract Documents are of the essence. The Installation Services to be performed under this Agreement as part of the Work shall commence upon the Installation Commencement Date, unless otherwise agreed, subject to authorized modifications. The "Installation Commencement Date" shall be the date on which all components constituting the SIONIX MWTS are delivered to the Site and when WENNING has provided the SIONIX MWTS sufficient influent flow from WENNING equipment to allow startup of the SIONIX MWTS (the SIONIX MWTS requires a minimum and continual flow of one hundred fifty thousand (150,000) gallons per day).

4.4 SUBSTANTIAL COMPLETION. "Substantial Completion" shall mean the date when all of the following events have been accomplished and verified by the WENNING Representative: (i) the SIONIX MWTS has been completed in accordance with all applicable plans, specifications and Contract Documents; and (ii) SIONIX has successfully completed the "Acceptance Testing" in accordance with Table A2.1 and Table A2.2 of Exhibit "C," except as those standards are modified by Exhibit "D" and certified by a qualified laboratory selected by SIONIX and consented to by WENNING; provided, however if under test, any portion of the Work should fail and require equipment adjustment, alteration, or replacement, the Acceptance Test shall be repeated until such Acceptance Testing has been successful.

4.5 FINAL COMPLETION. "Final Completion" shall mean the date after Substantial Completion when all of the following events have been accomplished for the SIONIX MWTS: (i) Certification of the Acceptance Testing has been received by WENNING; (ii) a letter certifying Final Completion has been received by WENNING from SIONIX; (iii) SIONIX has submitted the final configuration drawings and flow charts and component warranties in hard copy and PDF format; and (iv) SIONIX has submitted the O&M Manual to WENNING.

4.6 EXCUSABLE DELAY.  If SIONIX is delayed at any time in the progress of the Work by an act or neglect of WENNING, WENNING's employees, or separate contractors employed by WENNING, or by changes ordered in the Work that were not caused or required by deficiencies or discrepancies in the SIONIX MWTS design, or by union labor disputes, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties or by any other causes that are not caused by or do not result from default by SIONIX, or by any other cause that SIONIX could not reasonably control, or by delay authorized by WENNING pending arbitration, or by other causes which WENNING and SIONIX agree may justify delay (each an "Excusable Delay''), then the Contract Time shall be reasonably extended by Change Order.

4.7 SCHEDULE IMPACT OF CHANGE ORDERS. When Change Orders are initialed by WENNING, or SIONIX desires to revise the Construction Schedule, SIONIX shall submit to WENNING a written analysis illustrating the effect of each Change Order on the scheduled Substantial Completion Date and other material milestones for completion of the Work. In the event the parties agree on all terms of the Change Order except for its impact on the Contract Time, the Change Order shall state that the Work will proceed without waiver of the right of either party to submit the disagreement over its impact on the Contract Time to mediation and arbitration as provided in ARTICLE 10 hereof.

4.8 NOTICE OF DELAY. If SIONIX wishes to make a claim for an increase in the Contract Sum or an extension of the Contract Time on account of a delay in the Work, written notice thereof shall be given to WENNING promptly, but not later than seven (7) days after the occurrence of the event giving rise to such claim: otherwise the claim shall be waived.

ARTICLE 5 - PAYMENTS

5.1 PAYMENT.  Payment for the SIONIX MWTS is defined in Exhibit "A."

5.2 TITLE. SIONIX warrants that title to the SIONIX MWTS will pass to WENNING no later than the time of "Final Payment." SIONIX further warrants that upon submittal of the Final Payment the SIONIX MWTS shall be free and clear of liens, claims, security interests or encumbrances in favor of SIONIX or any other person or entity performing construction at the Site or furnishing materials or equipment relating to the construction.

5.3 WAIVER OF THE SIONIX CLAIMS. Acceptance of the Final Payment shall constitute a waiver of all claims by SIONIX except those previously made in writing and identified by SIONIX as unsettled at the time of the Final Payment.

5.2 INTEREST PAYMEMTS. Payments due SIONIX under this Agreement which are not paid when due shall bear interest from the date due at the rate specified in ARTICLE 13, or in the absence of a specified rate, at the legal rate prevailing where the MWTS Project is located.

ARTICLE 6 - PROJECTION OF PERSONS AND PROPERTY

6.1 SAFETY PRECAUTIONS. SIONIX shall be responsible for initiating, maintaining and providing Supervision of all safety precautions and programs in connection with the performance of this Agreement.

6.2 PROTECTION OF PERSONS AND PROPERTY. SIONIX shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to:  (i) employees on the Work and other persons who may be affected thereby; (ii) the Work and materials and equipment to be incorporated therein, whether in storage on or off the Site, under care, custody, or control of SIONIX or SIONIX Subcontractors; and (iii) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.

6.3 SAFETY NOTICES. SIONIX shall give notices required by applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 REPAIR OF PROPERTY DAMAGE. SIONIX shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the Site caused in whole or in part by SIONIX, a subcontractor of SIONIX or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

ARTICLE 7 - INSURANCE

7.1 SIONIX LIABILITY INSURANCE

7.1.1 GENERAL INSURANCE. SIONIX shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the MWTS Project is located, insurance in accordance with the provisions of Schedule I attached hereto and incorporated herein by reference.

7.1.2 CERTIFICATES OF INSURANCE. Certificates of insurance acceptable to WENNING shall be delivered to WENNING that will confirm that the requirements set forth in Schedule I attached hereto have been met.

7.2 WENNING'S INSURANCE

7.2.1 LIABILITY INSURANCE. WENNING shall not be responsible for purchasing and maintaining any liability insurance.

7.2.2 PROPERTY AND CASUALTY INSURANCE. WENNING shall not be required to purchase or maintain any property or casually insurance with respect to the Site or the SIONIX MWTS; provided, however, that WENNING acknowledges that the property and casualty insurance to be provided by SIONIX with respect to the Site and the SIONIX MWTS as required herein shall expire and be of no further force and effect as of the date of Acceptance and the risk of loss for the Site and the SIONIX MWTS shall thereafter be the responsibility of WENNING.

7.3 OTHER INSURANCE PROVISIONS

7.3.1 WAIVER OF SUBROGATION. To the extent it does not affect the applicable insurance coverage, WENNING and SIONIX waive all rights against each other and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent builder's risk insurance proceeds are obtained pursuant to this Section 7.3 or other builder's risk insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by WENNING as trustee. WENNING or SIONIX, as appropriate, shall require from contractors and Subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Section 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the properly damaged.

7.3.2 ADJUSTMENT OF CLAIMS. WENNING as trustee shall have power to adjust and settle a loss with insurers.

7.4 LOSS OF USE OF INSURANCE. WENNING, at WENNING's option, may purchase and maintain such insurance as will insure WENNING against loss of use of WENNING's property due to fire or other hazards, however caused. WENNING waives all rights of action against SIONIX for loss of use of WENNING's property, including consequential losses due to fire or other hazards, however caused.

ARTICLE 8 - CHANGES IN THE WORK

8.1 CHANGES

8.1.1 CHANGES IN THE WORK. Except for materially changing the capacity of the SIONIX MWTS, changes in the Work may be accomplished after execution of this Agreement, without invalidating this Agreement by Change Order.

8.1.2 DESCRIPTION. A Change Order shall be based upon agreement between WENNING and SIONIX.

8.1.3 SUBJECT TO CONTRACT DOCUMENTS. Changes in the Work shall be performed under applicable provisions of the Contract Documents, and SIONIX shall proceed promptly, unless otherwise provided in the Change Order.

8.2 CHANGE ORDERS

8.2.1 DEFINITION. A Change Order is a written instrument prepared by SIONIX and signed by WENNING stating their agreement upon all of the following:  (i) a change in the Work; (ii) the amount of the adjustment, if any, in the Contract Sum; and (iii) the extent of the adjustment, if any, in the Contract Time.

8.2.2 CANCELLATION OF CHANGE ORDER REQUEST. If WENNING requests a proposal for a change in the Work from SIONIX and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse SIONIX for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

8.3 CONSTRUCTION CHANGE DIRECTIVES

8.3.1 DEFINITION. A Construction Change Directive is a written order prepared and signed by WENNING, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

8.3.2 DETERMINATION OF ADJUSTMENT. Except as otherwise agreed by WENNING and SIONIX, the adjustment to the Contract Sum shall be determined in accordance with Section 13.1.2 hereof, taking into account any savings attributable to the change in the Work; provided, however, that SIONIX shall not be entitled to reimbursement for costs due to the negligence or failure to fulfill a specific responsibility under this Agreement of SIONIX or of any of its Subcontractors or any person or entity for whom SIONIX is responsible.

8.3.3 INTERIM PAYMENTS. Pending final determination of cost to WENNING, amounts not in dispute shall be paid in full upon execution of the Change Order or Directive. The amount of credit to be allowed by SIONIX to WENNING for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.

8.3.4 FINAL AGREEMENT. When WENNING and SIONIX agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4 MINOR CHANGES IN THE WORK. SIONIX shall, with the written approval of WENNING, have authority to make minor changes in the Construction Documents and the Work consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Contract Time or any change in the Work that would require other government approval or affect performance of the SIONIX MWTS. SIONIX shall promptly inform WENNING, in writing, of minor changes in the Construction Documents and the Work and obtain WENNING's approval therefore.

8.4 CONCEALED CONDITIONS. If conditions are encountered at the Site which are:  (i) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (ii) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than five (5) days after first observance of the conditions. The Contract Sum shall be equitably adjusted for such concealed or unknown conditions by Change Order upon claim by either party made within five (5) days after the claimant becomes aware of the conditions.

8.5 REGULATORY CHANGES. SIONIX shall be appropriately compensated for changes in the event SIONIX incurs an increase in the cost of design and construction necessitated by the enactment or revisions of applicable laws after the date of this Agreement. The amount of such compensation shall be determined by the principles set forth in Section 8.3.2 hereof.

ARTICLE 9 - CORRECTION OF WORK

9.1 WORK TO BE CORRECTED. SIONIX shall promptly correct Work rejected by WENNING or known by SIONIX to be defective or failing to conform to the requirements of the Contract Documents, whether observed before Substantial Completion, or after Substantial Completion if still covered by the warranty set forth in Section 3.2.5 hereof, and whether or not fabricated, installed or completed. SIONIX shall bear costs of correcting such rejected Work, including additional testing and inspections.

9.2 TIME FOR CORRECTION. Except with respect to effluent levels and without limiting any liability or obligations SIONIX may otherwise have to WENNING under any statute or applicable law if within the greater of: (i) the Construction Warranty Period, as extended pursuant to Section 3.2.5 hereof, if applicable; or (ii) the time provided by terms of an applicable special warranty required by the Contract Documents or provided by the manufacturer of any equipment, any of the Work is found to be not in accordance with the requirements of the Contract Documents, SIONIX shall correct it promptly after receipt of a written notice from WENNING to do so, within the time for correction specified by WENNING in such notice (no less than fourteen (14) days), at no cost to WENNING, unless WENNING has previously given SIONIX a written acceptance of such condition. If SIONIX fails to correct the deficient element of the Work within the time given in such notice, WENNING may perform the corrective work and SIONIX shall pay WENNING, upon demand, the reasonable costs WENNING incurred for such correction.

9.3 EFFECT OF TIME PERIODS. Nothing contained in this ARTICLE 9 shall be construed to establish a period of limitation or a limitation of any liability or obligation with respect to other obligations which the SIONIX might have under the Contract Documents or applicable law. Establishment of the time periods as described in Section 9.2 relates only to the specific obligation of the SIONIX to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents or applicable law may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the SIONIX's liability with respect to the SIONIX's obligations other than specifically to correct the Work.

9.4 RIGHT TO STOP WORK. If SIONIX fails to correct nonconforming Work after receipt of a notice from WENNING, or fails to carry out the Work in accordance with the Contract Documents or, subject to Section 8.5 hereof, applicable Law, WENNING, by written order signed personally or by an agent specifically so empowered by WENNING in writing, may order SIONIX to stop the Work, or any portion thereof, until the cause for such order has been eliminated; provided, however, that WENNING's right to stop the Work shall not give rise to a duty on the part of WENNING to exercise the right for benefit of the SIONIX or other persons or entities.

9.5 RIGHT TO CURE. If SIONIX defaults or neglects to carry out any part of the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from WENNING to commence and continue correction of such default or neglect with diligence and promptness, WENNING may, without prejudice to other remedies WENNING may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due SIONIX, the costs of correcting such deficiencies. If the payments then or thereafter due SIONIX are not sufficient to cover the amount of the deduction, SIONIX shall pay the difference to WENNING. Such action by WENNING shall be subject to dispute resolution procedures as provided in ARTICLE 10 hereof.

ARTICLE 10 - DISPUTE RESOLUTION

10.1 MEDIATION. Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided through mediation by the Chief Executive Officers of the parties hereto.  A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.2 JUDICIAL ACTION. In the event claims, disputes or other matters in question between the parties to this Agreement cannot be settled by Mediation between the Chief Executive Officers of the parties and legal action is initiated, the parties hereto specifically agree such filings will be conducted in accordance with the following protocol:

10.2.1 VENUE PREFERENCE AND JURISDICTION.  The Complaining Party to this Agreement initiating legal action against the Non-Complaining Party to this Agreement must file such action in the Federal Court presiding in the jurisdiction of the Non-Complaining Party.  Each party to this Agreement hereby accepts the exclusive personal jurisdiction and venue preference of the Non-Complaining Party.

10.2.2 GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Delaware without reference to conflict of law provisions.

10.3 ATTORNEYS' FEES. The prevailing party in any litigation arising from this Agreement shall be entitled to its reasonable attorneys' fees, court costs, expert fees, and other reasonable expenses incurred.

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1 SUBCONTRACTS

11.1.1 LIST OF SUBCONTRACTORS. SIONIX, as soon as practicable after execution of this Agreement, shall furnish to WENNING in writing the names of the persons or entities SIONIX has or will engage as contractors and Subcontractors for the MWTS Project.

11.1.2 SUBCONTRACTS FOR PROFESSIONAL SERVICES AND FOR CONSTRUCTION SERVICES.All of the SIONIX agreements with engineers, other design professionals and consultants, subcontractors, suppliers, materialmen, and other vendors shall be consistent with and materially similar to this Agreement, specifically providing for assignability to WENNING in the event this Agreement is terminated by WENNING for cause against SIONIX.

11.2 WORK BY WENNING OR WENNING'S CONTRACTORS

11.2.1 OPTION OF WENNING. WENNING reserves the right to perform construction or operations related to the MWTS Project but not within the scope of the Work undertaken by SIONIX with WENNING's own forces, and to award separate contracts in connection with other portions of the MWTS Project or other construction or operations on the Site under conditions of insurance and waiver of subrogation identical to the provisions of (his Agreement. If SIONIX claims that delay or additional cost is involved because of such action by WENNING, SIONIX shall assert such claims as provided in Section 11.3 hereof.

11.2.2 COORDINATION. SIONIX shall afford WENNING's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the SIONIX construction and operations within theirs as required by the Contract Documents.

11.2.3 ADDITIONAL COSTS. Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible.

11.3 CLAIMS FOR DAMAGES. If either party to this Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding ten (10) days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.4 INDEMNIFICATION

11.4.1 SIONIX INDEMNITY. To the fullest extent permitted by Law SIONIX shall indemnify, defend and hold harmless WENNING and its officers, directors, employees, agents, representatives, affiliates and agents (individually, an "Indemnified Party" and collectively the "Indemnified Parties") for, from and against any and all third party claims, demands, causes of action, damages (excluding consequential and punitive damages), judgments, penalties, settlements and all other losses arising from the performance or nonperformance of this Agreement (hereinafter individually or collectively referred to as a '"Claim" or '"Claims") and all attorneys' fees, consultants' fees, court costs (whether or not taxable by statute), and expenses incurred by each Indemnified Party. This indemnity is in addition to and shall not be deemed to limit any other indemnity given by SIONIX, and extends to the maximum extent permitted by Law and includes, but is not limited to any Claim, just or unjust, of any kind, nature or description whatsoever, whether sounding in a tort, warranty, contract (including breach of this Agreement), equity, a statute, or any other theory of liability, and whether the Claim is based on an alleged death, personal injury, sickness, conversion, breach of warranty (express or implied), breach of representation, defective work not remedied, lien, stop notice, property damage (including property damage to the Work), patent infringement, copyright infringement, loss of use and all other direct economic loss, release of a petroleum byproduct or other substance regulated by applicable Law, legal violations or other claimed damage. This indemnity shall apply even if the Claim results in part from an Indemnified Party's negligently or knowingly acting or failing to act, but in that event the Indemnified Party shall not be indemnified for that portion of the Claim that results from its negligently or knowingly acting or failing to act, it being expressly understood that an Indemnified Party's failure acting or failing to act in reliance on promises, representations or agreements made by SIONIX in the performance of the Work shall not be considered negligently or knowingly acting or failing to act by an Indemnified Party.

11.4.2 EMPLOYEE INDEMNIFICATION. In claims against any person or entity indemnified under this Agreement by an employee of SIONIX, anyone directly or indirectly employed by SIONIX or anyone for whose acts SIONIX may be liable, the indemnification obligation under this Section 11.4 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for SIONIX under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.5 SUCCESSORS AND ASSIGNS. An assignee shall have all of the rights and duties of WENNING with respect to the subject matter of the assignment. WENNING may assign all of its right, title, interest, obligations and duties under the Agreement to an affiliate of WENNING without SIONIX' prior written consent, so long as WENNING is not relieved from liability under the Agreement.  Any other assignment of the obligations under this Agreement must be agreed to by the non-assigning party in writing, said assignment will not unreasonably be withheld, subject only to a strict prohibition on assignment by WENNING to a current or potential competitor of SIONIX.

11.6 EXTENT OF AGREEMENT. This Agreement, together with all Contract Documents, Schedules and Drawings attached hereto represent the entire agreement between WENNING and SIONIX and supersede all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument and signed by both WENNING and SIONIX.

ARTICLE 12 - TERMINATION OF THE AGREEMENT

12.1 TERMINATION BY WENNING

12.1.1 ABANDONMENT. This Agreement may be terminated by WENNING upon fourteen (14) days' written notice to SIONIX in the event that the MWTS Project is abandoned. If such termination occurs, WENNING shall pay SIONIX for the Work completed and for proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

12.1.2 DEFAULT. If SIONIX fails or neglects to carry out any part of the Work in accordance with the Contract Documents or fails to perform any of its obligations or duties under this Agreement, WENNING may give written notice specifying the failure or neglect. SIONIX shall have seven (7) days thereafter within which to either cure the default or to obtain WENNING's written approval of a plan for accomplishing cure by such later dale as the parties may agree, which approval of the plan and later date for accomplishing cure will not be unreasonably withheld or delayed by WENNING. SIONIX shall be in default if it fails to correct the defaults, failure or neglect within seven (7) days after being given such notice to cure the default or obtain WENNING's approval of a plan for cure within seven (7) days after being given such notice or if SIONIX, having timely received WENNING's approval of a plan of cure, fails to continuously and diligently pursue cure to completion in accordance with such approved plan In the event of the SIONIX default, WENNING may, without prejudice to any other remedy and without further notice, terminate this Agreement and take possession of the Site and of all materials, equipment, tools and construction equipment and machinery thereon owned by SIONIX and finish the Work and perform all applicable warranty work by whatever method WENNING may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by WENNING, such excess shall be paid to SIONIX. If the expense of completing the Work and performing the warranty work incurred by WENNING exceeds the unpaid balance, SIONIX shall pay the difference to WENNING. This obligation for payment shall survive termination of this Agreement. This ARTICLE 12 shall not limit any other rights or remedies of WENNING.

12.2 TERMINATION BY SIONIX. If WENNING fails to make any uncontested payment when due, SIONIX may give written notice of intention to suspend or terminate this Agreement. If SIONIX fails to receive the uncontested payment within seven (7) days after receipt of such notice by WENNING, SIONIX may terminate this Agreement and recover from WENNING payment for the Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages.

ARTICLE 13 - BASIS OF COMPENSATION

WENNING shall compensate the SIONIX in accordance with ARTICLE 5 hereof, and the other provisions of this Agreement as described below.

13.1         COMPENSATION. For the SIONIX performance of the Work, as described in Section 3.2 hereof and including any other services listed in ARTICLE 14 hereof as part of Basic Services, WENNING shall pay the SIONIX in current funds the Contract Sum as follows:  (i) the Contract Sum for the SIONIX MWTS shall be the lump sum of $1,428,500 allocated and paid in accordance with Exhibit "A," shall be SIONIX' total compensation for all components of Design Services, Construction Services (including procurement and installation of equipment), Startup, Testing, and all other Work necessary for the performance of the SIONIX obligations to timely and properly complete the SIONIX MWTS, and all costs incurred by SIONIX in connection therewith, whether or not the component (or cost thereof) is specifically referred to in this Agreement, save and except only components (or costs) that are specifically identified in this Agreement and the Outline Specifications as exclusions from the Work to be performed for the Contract Sum; and (ii) in the event the parties agree that any additional components of the SIONIX MWTS are to be performed, they shall execute an appropriate Change Order incorporating such components in the Work, with compensation for such additional components to be determined on the basis of the SIONIX standard pricing policies.

13.1.2                 ADDITIONAL SERVICES. For Additional Services, as described in Section 3.3 hereof and including any other services listed in ARTICLE 14 hereof as Additional Services for Change Orders as described in Section 3.2 hereof.
.
13.2 REIMBURSABLE EXPENSES. Reimbursable Expenses are in addition to the compensation for Basic and Additional Services, and include actual expenditures made by SIONIX and SIONIX employees and contractors in the interest of the MWTS Project (the "Reimbursable Expenses"). SIONIX' reimbursable expenses shall be limited to the actual cost incurred plus ten percent (10%) for overhead and profit (not to exceed Fifteen Thousand Dollars ($15,000) in the aggregate) for costs to reproduce more than one (1) copy of any final set of plans or final report prepared by SIONIX and any necessary fees paid by SIONIX to governmental agencies for permits or approvals. There shall be no markup for taxes, additional insurance, and permits.

ARTICLE 14 - OTHER CONDITIONS AND SERVICES

14.1         TIME FOR PERFORMANCE OF THE WORK. The Installation Services to be performed shall be commenced upon the Installation Commencement Date and, subject to authorized adjustments and delays not caused by SIONIX. Final Completion shall be achieved by the respective dates established in the Construction Schedule, attached hereto and incorporated herein as Schedule "1."

14.2 SIONIX REPRESENTATIONS AND WARRANTIES.                                                                                                           SIONIX hereby represents and  warrants:  (i) it is duly organized, validly existing, and in good standing under the laws of Nevada, and has the requisite power and authority to own carry on its business as now conducted; (ii) has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution and delivery of this Agreement by SIONIX and the consummation of the transactions contemplated hereby have been duly authorized, and no other corporate proceedings on the part of SIONIX is necessary to authorize this Agreement and such transactions; (iii) this Agreement has been duly executed and delivered by SIONIX and constitutes a valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity; (iv) it possesses the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; (v) it is not subject to, nor obligated under any provision of its articles of incorporation or bylaws, any agreement, arrangement, or understanding, any license, franchise, or permit; or any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby; (vi) except for the permits set forth on Schedule 1 attached hereto, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of SIONIX for the consummation by SIONIX of the transactions contemplated by this Agreement; (vii) subject to Section 8.5 hereof, the treatment process for the SIONIX MWTS as set forth in the plans and specifications to be furnished by SIONIX shall be in compliance with all the then existing applicable federal, state and local rules, regulations and laws and the SIONIX MWTS shall be constructed in accordance with such plans and specifications; and (viii) except as otherwise stated herein, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or, to the knowledge of SIONIX, threatened against SIONIX before any court, arbitration, administrative or regulatory body, or any governmental agency nor is SIONIX subject to any continuing court or administrative order, writ, injunction, or decree and is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

14.3 WENNING'S REPRESENTATIONS AND WARRANTIES. WENNING hereby represents, warrants, and agrees as follows, to and for the benefit of the SIONIX:  (i) it is duly organized, validly existing, and in good standing under the laws of Ohio, and has the requisite power and authority to own and operate the properties and to carry on its business as now conducted; (ii) it has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and the execution and delivery of this Agreement by WENNING and the consummation of the transactions contemplated herein have been duly authorized, and no other corporate proceedings on the part of WENNING is necessary to authorize this Agreement and such transactions; (iii) this Agreement has been duly executed and delivered by WENNING and constitutes a valid and binding obligation of WENNING enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or oilier similar laws relating to the enforcement of creditors' rights generally and by general principles of equity; (iv) it possesses the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (v) it is not subject to nor obligated under any provision of its articles of incorporation or bylaws,  any agreement, arrangement, or understanding, any license, franchise, or permit, or any law. regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby, and (vi) there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or, to the knowledge of WENNING, threatened against WENNING before any court, arbitration, administrative or regulatory body, or any governmental agency, and WENNING is not subject to any continuing court or administrative order, writ, injunction, or decree and is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or oilier governmental department, commission, board, agency, or instrumentality.

ARTICLE 15 - GENERAL PROVISIONS

15.1 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein, in no event will SIONIX be liable for any damages or any liability in excess of all amounts available under the insurance coverage obtained by SIONIX as required herein.  No party shall be liable for any indirect, special, incidental or consequential damages, including without limitation, loss of profit, loss of revenue, loss of use, or for punitive damages, arising out of or in relation to the performance of this Agreement whether or not such liability is claimed in contract, equity, tort, or otherwise.

15.2 WAIVER.  Unless expressly provided herein no delay or omission by the parties hereto in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion.

15.3 NOTICES.  Any notice required or authorized to be given hereunder or any other communications between the parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally or by reputable express courier service or by facsimile addressed to the relevant party at the address stated below herein or at any other address notified by that part to the other as its address for service.  Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) Business Days after the same shall have been delivered to the relevant courier, and any notice so given by facsimile shall be deemed to have been served on dispatch.  As proof of such service it shall be sufficient to produce a receipt showing personal service, the receipt of a reputable courier company showing the correct address of the addressee or any activity report of the sender's facsimile machine showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted.  The parties address for service are:

To WENNING:                                          WENNING POULTRY
1500 Union City Road
Ft. Recovery, OH 45846
Facsimile:  (419) 375-2027
Telephone:  (419) 375-4781

To SIONIX:                                  SIONIX CORPORATION
2801 Ocean Park Blvd.
Suite 339
Santa Monica, CA 90405
Facsimile:  (888) 627-9993
Telephone:  (847) 235-4566

15.4 AMENDMENTS.  This Agreement may be modified or amended only by an instrument in writing signed by all parties hereto.

15.5 ENTIRE AGREEMENT. The terms and conditions set forth herein, together with those set forth on all exhibits, schedules and drawings attached hereto, constitute the complete statement of the agreement between WENNING and SIONIX relating to the subject matter hereof.  No prior statement, correspondence or parole evidence shall modify or affect the terms and conditions hereof nor shall such prior statements, correspondence or parole evidence be introduced or considered in any judicial or arbitral proceeding.  Prior representations, promises, warranties or statements by any agent or employee of WENNING or  SIONIX that differ in any way from the terms and conditions hereof shall be given no effect.

15.6 COUNTERPARTS.  This Agreement may be executed by the parties in one or more counterparts, all of which taken together, shall constitute one and the same instrument.  Facsimile signatures shall have the same effect as original signatures.  A party delivering facsimile counterpart signature pages shall promptly thereafter deliver original counterpart signature pages.

15.7 FORCE MAJEURE.  No delay in performance by any party hereunder shall constitute a default under this Agreement if, and to the extent, such delay is caused by a Force Majeure Event.

15.8 RELATIONSHIP. This Agreement is not intended to create a partnership, franchise, joint venture, agency or a fiduciary or employment relationship.  Neither party may bind the other party or act in a manner which expresses or implies a relationship other than that of buyer and supplier.

15.9 SEVERABILITY. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of WENNING and SIONIX as of the date first written above.

WENNING POULTRY, INC.	SIONIX CORPORATION

/s/James Wenning	/s/ James R. Currier
(Signature)	(Signature)
James Wenning, President	James R. Currier, Chairman/CEO

Wenning Poultry
Sionix Mobile Water Treatment System
Exhibit "A" - Pricing Schedule
August 4, 2010

Standard Equipment	Unit Price
DAF Tank (See Note 1 Below)	Included
Media Filter Bank	Included
Carbon Filter Bank	Included
Control Unit, including remote networking	Included
Stacked Disk Filter	Included
2 - Standard 40' ISO Containers (See Note 2 Below)	Included
Total	$ 1,375,000

Auxiliary Equipment
Laboratory Equipment	Included
Spare Part Kit	Included
Air Sparging System - Mixing Tank (See Note 3 Below)	$ 9,500
Aereation Tower (See Note 4 Below)	$ 19,000
Back-up Power - 75Kva	$ 25,000

On - Site Services
Start-up/Commissioning/Training/Operation - Up to Four (4) Weeks	Included
Per Diem Charges/Day	Included

Total MWTS Purchase Price	$ 1,428,500

Notes
(1) DAF Output = 400,000 gallons/day
(2) Containers Insulated/Self Ventilating Through Roof
(3) Pre-treatment for Ammonia Removal
(4) Pre RO Ammonia Stripping

Requirements
(1) Stable/Clean 440V, 4 Wire, 3 Phase Power
(2) Connections to Mixing Tank
(3) Installation and operating permits at Wennings' expense
(4) Concrete Pad approximately 60' x 60' and of a depth sufficient to support 3# /sq.in.
(5) All Equipment FOB Point of Shipment from Sionix Assembly Plant

Payment
(1) Execution of Purchase Contract - payable 8/18/2010	$ 300,000
(3) 9/10/2010	$ 200,000
(4) 10/5/2010	$ 500,000
(5) Upon Completion of Installation/Start-up/Commissioning	$ 428,500

EXHIBIT B

May 14, 2010

Jim Wenning
Mary Wenning
Matt Wenning
Jason Wenning
1500 Union City Road
Ft. Recovery, OH 45846

Subj:           Sionix Mobile Water Treatment System ("MWTS"); proposal for purchase

Jim, Mary, Matt and Jason

Our sincere thanks for your time and attention on Saturday, April 17, 2010 to show your operation to Mark Hayes, Mike Maccia and me during a time when your operations were in full sway and in the days thereafter providing needed application information.  We understand and appreciate that our visit was a distraction, but from our point of view it was invaluable to experience firsthand the dynamics of the poultry business from your point of view.  Each of you provided valuable insights that we have incorporated in this proposal, without which we would have been "flying in the dark!"  Notwithstanding Mark's experience as a youngster, none of us expected the sophistication and complexity of the operations that you confront daily - nor did we expect the level of automation that I have experienced in many factories to be applied and achieved in a farming environment with the level of expertise you have aptly demonstrated.  Having grown up on a farm myself, I was much impressed.

Mark received from Jason a water sample from your extraction well that we have submitted to testing to determine mineral content and concentration, which has subsequently been provided to Jason.  A flow chart of your operations and waste streams and a survey plat of your property will be provided at your earliest convenience so that we can complete the logistical details of the performance conditions under which our MWTS will be measured and once operational, applied.  In the meantime, I have attached hereto a spreadsheet containing our normal pricing conditions and terms and conditions of sale that will be incorporated in a sales contract.  Boilerplate conditions will also apply, particularly matters concerning warranty, confidentiality, mutual representations and warranties, governing law and venue, severability, benefit and assignment, term and termination, mutual indemnifications, and others that are appropriate to protect our collective interests and which will be incorporated in our formal documentation.

In a related matter, we have taken the circumstances of your Alfa Laval Centrifuge under consideration with the notation that should it prove workable, we can omit our external clarifier in favor of the centrifuge.  The understanding must be that certain research regarding the serviceability of the centrifuge must be undertaken that will partially offset some of the anticipated savings.  Even given assurances that the centrifuge will perform at a satisfactory level in conjunction with our MWTS, your savings on the overall cost of the MWTS will not likely be above 5%, with the caveat that any savings cannot be quantified until we have completely researched the issues with the centrifuge.

In the meantime,  both Mike Maccia and Jeff Leo have fully advised us of your interest in our MWTS equipment and technology, as well as equity participation and a distribution arrangement within the total poultry industry where your experience and expertise will provide a level of competency that we might otherwise lack.  Given this level of interest, Jeff has provided a term sheet on a possible equity participation that I believe makes the acquisition of a MWTS even more attractive.  Not only will you receive operational benefits and efficiencies from the MWTS, but a full participation in the equity value growth that the continued expansion of sales of MWTS will most certainly spawn.  Your contribution as well within the poultry industry as a whole will also add momentum to that growth cycle.

While we are confident that the inducements that have been offered to date are attractive in and of themselves, I would like to offer as well a relaxation of the payment terms for the purchase of the MWTS unit as follows:

1)           25% upon execution of a purchase contract;
2)           35% upon completion of production, inspection and review of productiondocumentation at point of shipment;
3)           10% upon delivery to site;
4)           20% upon completion of installation, start-up, commission testing (customeracceptance), and training; and
5)           10% 30 days after acceptance.

These exceptional conditions are subject to an equity investment of at least $1.0 million (US) simultaneous with a purchase contract for the MWTS unit and execution of an appropriate distribution agreement for the poultry industry.

Delivery of the MWTS will be in 8 - 10 weeks after the execution of a purchase contract - installation, start-up, commissioning (acceptance), and training will take up to 4 weeks after delivery.

By your execution below, this correspondence will constitute a non-binding letter of intent to formalize:  (i) a purchase contract for a Sionix MWTS, contingent upon the delivery of the requested application data that will constitute the subject matter of the purchase contract, (ii) a subscription agreement of at least $0.5 million equity participation in Sionix subject to a previously submitted  investment term sheet, and (iii) execution of a distribution agreement for your representation of Sionix in the poultry industry.

Once again, thank you all for your time and attention.  We look forward to a long and mutually prosperous relationship.  Please feel free to contact me at your convenience at my cell 480 310 1420.

Sincere best wishes and personal regards

James R. Currier
Chairman/Chief Executive Officer

AGREED AND ACCEPTED

/s/ Jim Wenning
Jim Wenning

/s/ Mary Wenning
Mary Wenning

Sionix Corporation
2801 Ocean Park Blvd., Suite 339
Santa Monica, CA 90405
(847) 235-4566

EXHIBIT "D" - Exceptions to Water Quality Guidelines

Reference Table A2.1 - Guide for the use of saline water for livestock and poultry
Sionix will treat Salinity to conditions described under line item 2 at < 3,000 mg/litre, and as an addition to treatment conditions that are not prescribed under any professional publication for poultry or bio-digester applications, Sionix will treat Ammonia (NH3) to <500 ppm and Sulfur (S) to <250 ppm.

Reference Table A2.2 - Recommendation for levels of toxic substances in drinking water for livestock
Omit the following Constituent substances:
Nitrate + nitrite
(NO3 - N + NO2 - N)
Nitrite (NO2 - N)
Uranium (U)
Vanadium (V)
Molybdenum (Mo)

EXHIBIT "E" - Permits and Licenses

NONE

Exhibit "F"

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is entered into this 13th day of June, 2010 (the “Effective Date”) by and between Sionix Corporation (hereinafter “SIONIX”), and Wenning Poultry, Inc. (“WENNING”).

SIONIX and WENNING have entered into a definitive agreement for the purchase of a SIONIX Mobile Water Treatment System ("MWTS") that will require the disclosure of mutually proprietary and confidential information between them.

In consideration of the disclosure of Confidential Information (as defined below) to the Receiving Party, which the Receiving Party acknowledges as good and valuable consideration for its obligations hereunder, SIONIX and WENNING hereby agrees as follows:

1.
“Confidential Information” as used in this Agreement shall mean any information or materials provided to the Receiving Party, including without limitation any information relating to negotiations or discussions concerning a potential transaction involving the Parties to this Agreement, whether written or oral.  All Confidential Information which is provided, learned or acquired by the Receiving Party shall be accepted subject to the terms of this Agreement.  Without limiting the generality of the foregoing, confidential Information includes, but is not limited to, the following types of information, and other information of a similar nature (whether or not reduced to writing or still in development); designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, software, documentations, diagrams, flow charts, research, development, processes, procedures, means of implementation and manufacturing, collaborations, know-how, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans (including prospective trade names or trademarks), patent, trademark and copyright applications, trade secrets, customer names and other information related to customers, pricing policies, and financial information, including supply costs.

2.
The Receiving Party understands and acknowledges that Confidential Information has been developed or obtained by the Disclosing Party by the investment of significant time, effort, and expense, and that such Confidential Information provides the Disclosing Party with a significant competitive advantage in its business.

3.
The Receiving Party agrees to hold in confidence and not to disclose or reveal to any person or entity, the Confidential Information received hereunder without the clear and express prior written consent of the Disclosing Party.  The Receiving Party agrees not to use or disclose any of the Confidential Information received hereunder for any purpose at any time, other than for the limited purpose(s) of this confidence.  Without limiting the generality of the foregoing, the Receiving Party shall not disclose any Confidential Information to any of the Receiving Party's employees except those employees who are required to have such Confidential Information in order to perform their functions in connection with the limited purpose of the Agreement.  Each permitted employee to whom Confidential Information is disclosed shall sign a written nondisclosure agreement substantially the same as this Agreement prior to any Confidential Information being disclosed to such employee.  The Receiving Party shall be fully responsible for any breach hereof by its representatives or agents.

4.
Without limiting the generality of any of the provisions of this Agreement, the Receiving Party specifically agrees that any reports concerning Confidential Information which are not made or authorized by the Disclosing Party and which appear in any publication prior to the Disclosing Party's official disclosure of such Confidential Information shall not release the Receiving Party from its obligations hereunder with respect to such Confidential Information.  The Receiving Party agrees that it shall not publish any review, notice or other report concerning any of the Disclosing Party's Confidential Information prior to the Disclosing Party's intentional written disclosure, upon which intentional written disclosure it will no longer be Confidential Information (but only to the extent that it is actually disclosed).

5.
It is understood that the Disclosing Party may furnish to the Receiving Party certain materials, either in writing or otherwise fixed to tangible form.  The parties agree that any and all of these materials shall be furnished in confidence and all of the terms and conditions of the Agreement shall apply to the disclosure or furnishing of these materials.  The Receiving Party will not copy, alter, modify, any of these materials without the prior written consent of the Disclosing Party.  The Receiving Party agrees to return to the Disclosing Party, or destroy upon the Disclosing Party’s written request any and all of these materials, together with any copies (including, but not limited to, complete or partial copies incorporated into other materials) that may have been made, promptly upon the request of the Disclosing Party or, if not requested earlier, promptly after the purpose(s) for which they were furnished have been accomplished or abandoned.

6.
The Receiving Party represents that it has not provided or communicated any of the Disclosing Party’s Confidential Information to any third party, and will not do so in the future without the prior written consent of the Disclosing Party.

7.
The Receiving Party agrees that all Inventions and Developments (as defined below) which the Disclosing Party conceives or develops, in whole or in part, either alone or jointly with others, during the period the Receiving Party is providing services to the Disclosing Party (the “Term”) will be the sole property of The Disclosing Party.  The Disclosing Party will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Inventions and Developments.  To the fullest extent permitted by law, such Inventions and Developments will be deemed “works made for hire” as that term is defined in § 101 of the Copyright Act, 17 U.S.C. §101, and are sole and exclusive property of the Disclosing Party.  The Receiving Party hereby transfers and assigns to the Disclosing Party any proprietary rights which the Receiving Party may have or acquire during the Term in any Inventions and Developments and the Receiving Party waives any rights which they may have or accrue therein.  The provisions of this Section 7 will not apply, to any Inventions and Developments which may be disclosed in a separate schedule attached hereto prior to acceptance by the Disclosing Party, representing Inventions and Developments made by the Receiving Party prior to the Effective Date.  The Receiving Party agrees to assist the Disclosing Party  to obtain and enforce patents, copyrights and other proprietary rights with respect to Inventions and Developments and will execute any documents and take any actions that may be reasonably necessary or appropriate.  “Inventions and Developments” means all Inventions and Developments which either (a) relate at the time of conception or development to the business of the Disclosing Party or its anticipated research and development, (b) result from or relate to any work performed by the Receiving Party for the Disclosing Party, or (c) are developed through the use of the Disclosing Party’s Confidential Information, equipment, software or other facilities or resources.  “Inventions and Developments” also means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable or copyrightable.   Inventions and Developments include, without limitation, discoveries and improvements which consist of or relate to any form of Confidential Information.

Sionix Corporation 6/13/2010	Page 1

8.
This Agreement shall not be assignable by the Receiving Party, and the Receiving Party may not delegate its duties hereunder, without the prior written consent of the Disclosing Party, which consent may be granted or denied in the sole discretion of the Disclosing Party.  All of the terms and provisions contained herein shall ensure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

9.
The Receiving Party agrees that a breach of this Agreement cannot adequately be compensated by money damages and, therefore, the Disclosing Party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provisions of this Agreement.  In either case, no bond or other security shall be required of the Disclosing Party in connection herewith.

10.
In the event that the Receiving Party becomes legally compelled or required to disclose any of the confidential Information to a third party, the Receiving Party will provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, at the discretion of the Disclosing Party.  In any event, the Receiving Party will furnish only that portion of the Confidential Information which the Receiving Party is legally required.

11.
Nothing in this Agreement shall be construed as creating any obligation on the part of the Disclosing Party to disclose any Confidential Information whatsoever.  Nothing in this Agreement shall be construed as granting the Receiving Party any license or any other rights with respect to the Disclosing Party’s proprietary rights or Confidential Information.

12.
Nothing contained in this Agreement shall be construed as creating any obligation or an expectation on the part of either party to enter into a business relationship with the other party, or an obligation to refrain from entering into a business relationship with any third party.  Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, employment relationship, or any similar business relationship between SIONIX and WENNING.  Except as specified herein, no party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of any other party hereto.

13.
This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject hereof and supersedes all other oral or written representations and understandings.  The formation, interpretation and performance of this contract shall be governed by the laws of the State of Nevada.  This agreement may only be amended or modified in writing, signed in advance, by authorized representatives of SIONIX and WENNING.

14.
The Receiving Party acknowledges that Confidential Information being disclosed by the Disclosing Party is considered of great value to the Disclosing Party and its affiliated companies (collectively the “DISCLOSING PARTY ENTITIES”) and that if such Confidential Information were used to compete with the DISCLOSING PARTY ENTITIES, serious harm to the DISCLOSING PARTY ENTITIES could result.  Thus, the Receiving Party hereby covenants and agrees that, without the prior written consent of the Disclosing Party (which consent may be given or withheld by the Disclosing Party in its sole discretion for any reason or no reason), from the date hereof until the second (2nd) anniversary hereof, the Receiving Party shall not, directly or indirectly, solicit business from or induce or attempt to induce, any customers, suppliers, licensee, or business relation of the DISCLOSING PARTY ENTITIES to cease doing business with the DISCLOSING PARTY ENTITIES, or in any way interfere with the business relationship between the DISCLOSING PARTY ENTITIES and any of their customers, suppliers, licensees.

15.	The Parties to this Agreement warrant and represent that they have carefully read and understood this Agreement, and acknowledge receipt of a copy thereof.

Sionix Corporation 6/13/2010	Page 2

IN WITNESS WHEREOF, the authorized representatives of each Party has executed this Agreement as to the date set forth above.

SIONIX CORPORATION

/s/ James R. Currier
James R. Currier, Chairman/CEO

WENNING POULTRY, INC.

/s/ JamesWenning
James Wenning, President

EXHIBIT "G" - Key Personnel

Name	Position	Company
Thomas C. Leggiere	Chief Operating Officer	Sionix Corporation
Mark J. Hayes	Vice President/Technical Services	Sionix Corporation
Joe Anderson	Field Service Manager	Sionix Corporation

EXHIBIT "H" - Warranty

SIONIX CORPORATION
WARRANTY TERMS

LIMITED WARRANTY.  Sionix makes no warranty, express or implied, on any product manufactured or sold by Sionix except for the following limited warranty against defects in materials and workmanship on products manufactured by Sionix:

SIONIX WARRANTS THE PRODUCTS MANUFACTURED BY SIONIX TO BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP UNDER NORMAL USE AND SERVICE FOR A PERIOD OF ONE (1) YEAR FROM THE DATE OF SHIPMENT. THIS LIMITED WARRANTY DOES NOT APPLY TO ANY PART, COMPONENT, ACCESSORY, OR ATTACHMENT NOT MANUFACTURED BY SIONIX.  THE WARRANTY, IF ANY, WITH RESPECT TO ANY PRODUCT OF ANOTHER MANUFACTURER OR TO ANY PART, COMPONENT, ACCESSORY OR ATTACHMENT NOT MANUFACTURED BY SIONIX IS LIMITED TO THE WARRANTY, IF ANY, EXTENDED TO SIONIX BY THE  MANUFACTURER OF THE OTHER PRODUCT, PART, COMPONENT, ACCESSORY, OR ATTACHMENT.

This limited warranty does not extend to any product (or any part or parts of any product) which has been subject to (i) improper use or application, misuse, abuse, or operation beyond its rated capacity, or contrary to the instructions in the sales and service manuals, (ii) accident, (iii) modifications without the prior authorization of Sionix (whether by the substitution of non-approved parts or otherwise).  The sole obligation and liability of Sionix under this limited warranty (and the exclusive remedy for the Buyer and any owner or user of the Sionix products) is limited to the servicing, adjustment, repair or replacement, at the option of Sionix, of any product (or any part or parts of any product) manufactured by Sionix which, within one (1) year from the date of shipment, shall have been (i) returned to Sionix at no expense to Sionix, in either its original package or a similar package affording an equal or greater degree of protection, and (ii) demonstrated to the reasonable satisfaction of Sionix as being defective in material or workmanship.  There are no other warranties, express or implied, in addition to this limited warranty.  THIS LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (IN FACT OR BY OPERATION OF LAW OR OTHERWISE), INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Sionix shall not be liable for any special, indirect, or consequential damages.  Further, nor representations or warranty made by any person, including any representative of Sionix, which is inconsistent or in conflict with, or in addition to the terms of the forgoing limited warranty (or the limitations of the liability of Sionix as set forth above) shall be binding upon Sionix unless approved in writing by an authorized officer of Sionix.

SCHEDULE 1

None provided.

Drawing 1 - Wenning Poultry Purchase Contract

WATER TREATMENT SYSTEM SCHEMATIC

IRRIGTION, ETC.
250 CFM AIR SPARGER FOR NH3 REMOVAL
MIX TANK
METHANE OUT
GENERATORS
DIGESTER
SOLIDS OUT
CENTRIFUGE
CENTRATE OUT
BACK-WASH
BACK-WASH TANK
BACK-WASH RECYCLE
TREATED WATER OUT
SAND FILTER CARBON FILTER
AMMONIA STRIPPER
DAF UNIT
STACKED DISC FILTER

SIONIX® CORPORATION

WENNING POULTRY FARM